For Immediate Release
October 28, 2010 – 5:00 p.m. EDT

Eastman Announces Record Earnings in Third Quarter 2010

KINGSPORT, Tenn., Oct. 28, 2010 – Eastman Chemical Company (NYSE:EMN) today announced earnings of $2.33 per diluted share for third quarter 2010 versus $1.38 per diluted share for third quarter 2009.

 "Our core businesses continued to deliver strong results in the third quarter, leading us to our second consecutive record quarter of earnings per share,” said Jim Rogers, president and CEO. "Key factors driving the record earnings continue to be the strong volume across the company and in all regions, significant contributions from our growth initiatives, and the positive impact of strategic actions that have improved our portfolio of businesses and our cost structure."

(In millions, except per share amounts)	3Q2010	3Q2009
Sales revenue	$1,729	$1,337
Earnings per diluted share	$2.33	$1.38
Net cash provided by operating activities	$316	$331

*See Table 4 for additional information about historical earnings per diluted share.

Sales revenue for third quarter 2010 was $1.7 billion, a 29 percent increase compared with third quarter 2009 primarily due to higher sales volume and higher selling prices.  The higher sales volume was attributed primarily to improved end-use demand in packaging, durable goods, and other markets and the positive impact of growth initiatives.  The increase in selling prices was in response to higher raw material and energy costs.

Operating earnings in third quarter 2010 increased to $280 million compared with operating earnings of $191 million in third quarter 2009. Operating earnings increased due to higher sales volume and higher capacity utilization which led to lower unit costs. In addition, higher selling prices more than offset higher raw material and energy costs.  Third-quarter 2010 operating earnings also included $22 million from the partial settlement of an insurance claim related to the first-quarter 2010 power outage at the company’s Longview, Texas, manufacturing facility.

Segment Results 3Q 2010 versus 3Q 2009

Coatings, Adhesives, Specialty Polymers and Inks – Sales revenue increased by 20 percent due to higher selling prices and higher sales volume. The higher selling prices were in response to higher raw material and energy costs. The higher sales volume was attributed primarily to improved end-use demand in the packaging and transportation markets in Europe and the U.S., and the positive impact of growth initiatives. Operating earnings in third quarter 2010 increased to $91 million compared with operating earnings of $84 million in third quarter 2009. Third-quarter 2010 operating earnings included $9 million from the partial settlement of the Longview, Texas, insurance claim. In addition, higher raw material and energy costs and increased costs for growth initiatives were mostly offset by higher selling prices and higher sales volume.

Fibers – Sales revenue increased by 17 percent due to higher sales volume, particularly for acetate tow attributed to customer buying patterns, and acetate yarn product lines. Operating earnings in third quarter 2010 increased to a quarterly record of $90 million compared with operating earnings of $79 million in third quarter 2009. The increase was due primarily to increased sales volume, particularly for acetate tow, and higher acetyl stream capacity utilization.

Performance Chemicals and Intermediates – Sales revenue increased by 42 percent due primarily to higher sales volume and higher selling prices. The higher sales volume was attributed primarily to growth in plasticizer product lines, which includes the addition of new plasticizer product lines from the acquisition of Genovique Specialties Corporation, and improved end-use demand in markets such as industrial chemicals and processing, agriculture and health and wellness. The higher selling prices were in response to higher raw material and energy costs. Operating earnings in third quarter 2010 increased to $77 million compared with $31 million in third quarter 2009. The increase was due to higher selling prices which more than offset higher raw material and energy costs, and higher sales volume and higher capacity utilization which led to lower unit costs.  Third-quarter 2010 operating earnings included $12 million from the partial settlement of the Longview, Texas, insurance claim.

Performance Polymers – Sales revenue increased by 34 percent due to higher sales volume and higher selling prices. Sales volume increased due to improved operations of the IntegRex™-based PET manufacturing facility. The higher selling prices were due to sales in higher value end-use markets. Operating earnings in third quarter 2010 increased to $6 million from a loss of $8 million in third quarter 2009 primarily due to the favorable impact of improved IntegRex™ operations and higher selling prices which more than offset higher raw material and energy costs.

Specialty Plastics – Sales revenue increased by 33 percent due primarily to higher sales volume. The increase in sales volume was attributed to improved end-use demand for specialty packaging and consumer and durable goods, and the positive impact of growth initiatives for core copolyesters and Eastman Tritan™ copolyester product lines. Operating earnings increased to $31 million in third quarter 2010 compared with $13 million in third quarter 2009. The increase was due to higher sales volume, resulting in higher capacity utilization and lower unit costs which more than offset higher raw material and energy costs.

Cash Flow

Eastman generated $316 million of cash from operating activities during third quarter 2010 due primarily to strong net earnings. The company continues to expect to generate free cash flow of greater than $300 million for full year 2010, excluding the $200 million impact on cash from operating activities in first quarter 2010 resulting from the adoption of amended accounting guidance applied to the company’s accounts receivable securitization program. This expectation includes a contribution to the U.S. defined benefit pension plan of $135 million, of which $100 million is expected to be contributed in the fourth quarter. Free cash flow is defined as cash from operating activities less capital expenditures and dividends. See Table 5A for reconciliation of cash provided by operating activities to free cash flow.

Outlook

Commenting on the outlook for fourth quarter 2010, Rogers said:  “Other than normal seasonal declines, we expect strong volumes will continue across the company and in all regions. We also expect raw material and energy costs will increase, particularly for paraxylene, which could negatively impact operating margins. As a result, we expect fourth-quarter 2010 earnings per share will be between $1.40 and $1.50.”  Charges related to restructuring actions are excluded from earnings per share projections.

Eastman will host a conference call with industry analysts on October 29 at 8:00 a.m. Eastern Time. To listen to the live webcast of the conference call and view the accompanying slides, go to www.investors.eastman.com, Events & Presentations. To listen via telephone, the dial-in number is (913) 981-4912, passcode number 2471720.  A web replay and the accompanying slides will be available at www.investors.eastman.com, Events & Presentations.  A telephone replay will be available continuously from 11:00 a.m. EDT, October 29, to 11:00 a.m. EST, November 8, at (888) 203-1112 or (719) 457-0820, passcode 2471720.

Eastman’s chemicals, fibers and plastics are used as key ingredients in products that people use every day.  Approximately 10,000 Eastman employees around the world blend technical expertise and innovation to deliver practical solutions.  The company is committed to finding sustainable business opportunities within the diverse markets it serves.  A global company headquartered in Kingsport, Tenn., USA, Eastman had 2009 sales of $5 billion.  For more information, visit www.eastman.com.

Forward-Looking Statements: This news release includes forward-looking statements concerning current expectations for global and regional economic conditions and demand for the company’s products, implementation and impact of previously announced strategic and restructuring actions and growth initiatives, sales volumes, raw material and energy costs, and earnings per share and cash flow and uses during and for fourth quarter 2010. Such expectations are based upon certain preliminary information, internal estimates, and management assumptions, expectations, and plans, and are subject to a number of risks and uncertainties inherent in projecting future conditions, events, and results. Actual results could differ materially from expectations expressed in the forward-looking statements if one or more of the underlying assumptions or expectations prove to be inaccurate or are unrealized. Important factors that could cause actual results to differ materially from such expectations are and will be detailed in the company's filings with the Securities and Exchange Commission, including the Form 10-Q filed for second quarter 2010 available, and the Form 10-Q to be filed for third quarter 2010 and to be available, on the Eastman web site at www.eastman.com in the Investors, SEC filings section.

# # #

Contacts:

Media:  Tracy Broadwater
423-224-0498 / tkbroadwater@eastman.com

Investors:  Greg Riddle
212-835-1620 / griddle@eastman.com

EASTMAN CHEMICAL COMPANY – EMN	October 28, 2010
5:00 PM EDT

FINANCIAL INFORMATION
October 28, 2010

For use in the Eastman Chemical Company Conference Call
at 8:00 AM (EDT), October 29, 2010.

EASTMAN CHEMICAL COMPANY – EMN	October 28, 2010
5:00 PM EDT

TABLE 1 – STATEMENTS OF EARNINGS

	Third Quarter		First Nine Months
(Dollars in millions, except per share amounts)	2010	2009	2010	2009

Sales	$1,729	$1,337	$5,017	$3,719
Cost of sales	1,284	1,009	3,847	2,952
Gross profit	445	328	1,170	767

Selling, general and administrative expenses	122	104	333	296
Research and development expenses	43	33	115	101
Asset impairments and restructuring charges, net	--	--	3	23
Operating earnings	280	191	719	347

Net interest expense	25	19	75	58
Other charges (income), net	(3)	2	11	11
Earnings before income taxes	258	170	633	278
Provision for income taxes	88	69	214	110
Net earnings	$170	$101	$419	$168

Earnings per share
Basic	$2.37	$1.40	$5.81	$2.31
Diluted	$2.33	$1.38	$5.70	$2.29

Shares (in millions) outstanding at end of period	72.1	72.7	72.1	72.7

Shares (in millions) used for earnings per share calculation
Basic	71.9	72.6	72.1	72.5
Diluted	73.3	73.5	73.6	73.3

EASTMAN CHEMICAL COMPANY – EMN	October 28, 2010
5:00 PM EDT

TABLE 2A – SEGMENT SALES INFORMATION

	Third Quarter		First Nine Months
(Dollars in millions)	2010	2009	2010	2009
Sales by Segment
Coatings, Adhesives, Specialty Polymers, and Inks	$406	$338	$1,195	$890
Fibers	301	257	842	779
Performance Chemicals and Intermediates	534	377	1,557	997
Performance Polymers	222	165	638	509
Specialty Plastics	266	200	785	544

Total Eastman Chemical Company	$1,729	$1,337	$5,017	$3,719

TABLE 2B – SEGMENT SALES REVENUE CHANGE

Third Quarter 2010 Compared to Third Quarter 2009
Change in Sales Revenue Due To
(Dollars in millions)	Revenue % Change	Volume Effect	Price Effect	Product Mix Effect	Exchange Rate Effect

Coatings, Adhesives, Specialty Polymers, and Inks	20%	8%	11%	3%	(2) %
Fibers	17%	12%	-- %	5%	-- %
Performance Chemicals and Intermediates	42%	22%	18%	3%	(1) %
Performance Polymers	34%	27%	8%	(1) %	-- %
Specialty Plastics	33%	27%	1%	5%	-- %

Total Eastman Chemical Company	29%	18%	9%	3%	(1) %

First Nine Months 2010 Compared to First Nine Months 2009
Change in Sales Revenue Due To
(Dollars in millions)	Revenue % Change	Volume Effect	Price Effect	Product Mix Effect	Exchange Rate Effect

Coatings, Adhesives, Specialty Polymers, and Inks	34%	18%	10%	6%	-- %
Fibers	8%	6%	-- %	2%	-- %
Performance Chemicals and Intermediates	56%	28%	23%	5%	-- %
Performance Polymers	25%	13%	13%	(1) %	-- %
Specialty Plastics	44%	37%	-- %	6%	1%

Total Eastman Chemical Company	35%	20%	11%	4%	-- %

EASTMAN CHEMICAL COMPANY – EMN	October 28, 2010
5:00 PM EDT

TABLE 2C - SALES BY REGION

	Third Quarter		First Nine Months
(Dollars in millions)	2010	2009	2010	2009

Sales by Region
United States and Canada	$946	$737	$2,746	$2,096
Asia Pacific	369	282	1,058	769
Europe, Middle East, and Africa	291	222	852	607
Latin America	123	96	361	247

Total Eastman Chemical Company	$1,729	$1,337	$5,017	$3,719

TABLE 2D - SALES REVENUE CHANGE BY REGION

Third Quarter 2010 Compared to Third Quarter 2009
Change in Sales Revenue Due To
(Dollars in millions)	Change	Volume Effect	Price Effect	Product Mix Effect	Exchange Rate Effect

United States and Canada	28%	18%	10%	-- %	-- %
Asia Pacific	31%	15%	9%	6%	1%
Europe, Middle East, and Africa	31%	20%	7%	10%	(6) %
Latin America	28%	19%	10%	(1) %	-- %

Total Eastman Chemical Company	29%	18%	9%	3%	(1) %

First Nine Months 2010 Compared to First Nine Months 2009
Change in Sales Revenue Due To
(Dollars in millions)	Change	Volume Effect	Price Effect	Product Mix Effect	Exchange Rate Effect

United States and Canada	31%	19%	12%	-- %	-- %
Asia Pacific	38%	18%	10%	9%	1%
Europe, Middle East, and Africa	40%	23%	3%	15%	(1) %
Latin America	46%	31%	15%	-- %	-- %

Total Eastman Chemical Company	35%	20%	11%	4%	-- %

EASTMAN CHEMICAL COMPANY – EMN	October 28, 2010
5:00 PM EDT

TABLE 3 - OPERATING EARNINGS (LOSS) AND ASSET IMPAIRMENTS AND RESTRUCTURING CHARGES, NET

	Third Quarter		First Nine Months
(Dollars in millions)	2010	2009	2010	2009
Operating Earnings (Loss) by Segment and Items
Coatings, Adhesives, Specialty Polymers, and Inks
Operating earnings	$91	$84	$251	$148
Asset impairments and restructuring charges, net (1)	--	--	--	5
Operating earnings excluding item	91	84	251	153

Fibers
Operating earnings	90	79	252	222
Asset impairments and restructuring charges, net (1)	--	--	--	4
Operating earnings excluding item	90	79	252	226

Performance Chemicals and Intermediates
Operating earnings	77	31	183	22
Asset impairments and restructuring charges, net (1) (2)	--	--	3	6
Operating earnings excluding item	77	31	186	28

Performance Polymers
Operating earnings (loss)	6	(8)	(1)	(19)
Asset impairments and restructuring charges, net (1)	--	--	--	4
Operating earnings (loss) excluding item	6	(8)	(1)	(15)

Specialty Plastics
Operating earnings	31	13	73	3
Asset impairments and restructuring charges, net (1)	--	--	--	4
Operating earnings excluding item	31	13	73	7

Total Operating Earnings by Segment and Item
Total operating earnings	295	199	758	376
Total asset impairments and restructuring charges, net	--	--	3	23
Total operating earnings excluding item	295	199	761	399

Other (3)
Operating loss	(15)	(8)	(39)	(29)

Total Eastman Chemical Company
Total operating earnings	$280	$191	$719	$347
Total asset impairments and restructuring charges, net	--	--	3	23
Total operating earnings excluding item	$280	$191	$722	$370

(1)	Primarily severance costs for a reduction in force in first quarter 2009.
(2)	First nine months 2010 includes restructuring charges of $3 million, primarily for severance associated with the acquisition and integration of Genovique Specialty Corporation.
(3)	Expenses not identifiable to an operating segment are not included in segment operating results and are shown as "other" operating losses.

EASTMAN CHEMICAL COMPANY – EMN	October 28, 2010
5:00 PM EDT

TABLE 4 – OPERATING EARNINGS, EARNINGS, AND EARNINGS PER SHARE RECONCILIATION

EARNINGS PER DILUTED SHARE EXCLUDING CERTAIN ITEM

	Third Quarter 2010
(Dollars in millions)	Operating Earnings	Earnings Before Tax	Earnings After Tax	Earnings Per Diluted Share

As reported	$280	$258	$170	$2.33	(1)

(1)	Represents a Company record quarter earnings per diluted share if the $1.35 per share gain on sale of investment in Genencor is excluded from second quarter 2005 earnings.

	Third Quarter 2009
(Dollars in millions)	Operating Earnings	Earnings Before Tax	Earnings After Tax	Earnings Per Diluted Share

As reported	$191	$170	$101	$1.38

	First Nine Months 2010
(Dollars in millions)	Operating Earnings	Earnings Before Tax	Earnings After Tax	Earnings Per Diluted Share

As reported	$719	$633	$419	$5.70

Certain Item:
Asset impairments and restructuring charges, net	3	3	2	0.03
Excluding item	$722	$636	$421	$5.73

	First Nine Months 2009
(Dollars in millions)	Operating Earnings	Earnings Before Tax	Earnings After Tax	Earnings Per Diluted Share

As reported	$347	$278	$168	$2.29

Certain Item:
Asset impairments and restructuring charges, net	23	23	14	0.20
Excluding item	$370	$301	$182	$2.49

EASTMAN CHEMICAL COMPANY – EMN	October 28, 2010
5:00 PM EDT

TABLE 5 – STATEMENTS OF CASH FLOWS

	Third Quarter		First Nine Months
(Dollars in millions)	2010	2009	2010	2009

Cash flows from operating activities
Net earnings	$170	$101	$419	$168

Adjustments to reconcile net earnings to net cash provided by (used in) operating activities:
Depreciation and amortization	73	69	212	203
Provision for deferred income taxes	40	25	52	165
Changes in operating assets and liabilities, net of effect of acquisitions and divestitures:
(Increase) decrease in trade receivables	36	17	(397)	(35)
(Increase) decrease in inventories	(10)	(50)	(100)	141
Increase (decrease) in trade payables	(34)	47	56	(8)
Increase (decrease) in liabilities for employee benefits and incentive pay	19	8	9	(14)
Other items, net	22	114	46	48

Net cash provided by operating activities	316	331	297	668

Cash flows from investing activities
Additions to properties and equipment	(57)	(64)	(133)	(268)
Proceeds from sale of assets and investments	--	--	11	25
Acquisitions and investments in joint ventures	--	(16)	(189)	(52)
Additions to capitalized software	(2)	(2)	(5)	(6)
Other items, net	(7)	(5)	(7)	(12)

Net cash used in investing activities	(66)	(87)	(323)	(313)

Cash flows from financing activities
Net increase in commercial paper, credit facility and other borrowings	(1)	14	--	23
Repayment of borrowings	(4)	(14)	(4)	(16)
Dividends paid to stockholders	(31)	(32)	(95)	(96)
Treasury stock purchases	(15)	--	(68)	--
Proceeds from stock option exercises and other items	8	6	41	15

Net cash used in financing activities	(43)	(26)	(126)	(74)

Effect of exchange rate changes on cash and cash equivalents	--	--	1	--

Net change in cash and cash equivalents	207	218	(151)	281

Cash and cash equivalents at beginning of period	435	450	793	387

Cash and cash equivalents at end of period	$642	$668	$642	$668

EASTMAN CHEMICAL COMPANY – EMN	October 28, 2010
5:00 PM EDT

TABLE 5A – NET CASH PROVIDED BY OPERATING ACTIVITIES RECONCILIATION AND FREE CASH FLOW

	Third Quarter		First Nine Months
(Dollars in millions)	2010	2009	2010	2009

Net cash provided by operating activities	$316	$331	$297	$668
Impact of adoption of amended accounting guidance (1)	--	--	200	--
Net cash provided by operating activities excluding item	316	331	497	668

Additions to properties and equipment	(57)	(64)	(133)	(268)
Dividends paid to stockholders	(32)	(32)	(96)	(96)

Free Cash Flow	$227	$235	$268	$304

(1)
First nine months 2010 cash from operating activities reflected the adoption of amended accounting guidance for transfers of financial assets which resulted in $200 million of receivables, which were previously accounted for as sold and removed from the balance sheet when transferred under the accounts receivable securitization program, being included on the first quarter balance sheet as trade receivables, net.  This increase in receivables reduced cash from operations by $200 million in first quarter 2010.

TABLE 6 – SELECTED BALANCE SHEET ITEMS

	September 30,	December 31,
(Dollars in millions)	2010	2009

Current Assets	$2,101	$1,735

Net Properties and Equipment	3,166	3,110

Other Assets	722	670

Total Assets	$5,989	$5,515

Payables and Other Current Liabilities	$936	$800

Short-term Borrowings	4	--

Long-term Borrowings	1,602	1,604

Other Liabilities	1,637	1,598

Stockholders’ Equity	1,810	1,513

Total Liabilities and Stockholders’ Equity	$5,989	$5,515